Member Conference Call: First Quarter 2020 May 5, 2020 Exhibit 99.1

Agenda State of FHLBank Winthrop Watson, President and CEO Financial Review Ted Weller, Chief Accounting Officer Financial Outlook David Paulson, Chief Operating Officer Business Review and COVID-19 Business Continuity David Paulson Closing Remarks and Member Questions Winthrop Watson

Statements contained in this document, including statements describing the objectives, projections, estimates, or predictions of the future of the Federal Home Loan Bank of Pittsburgh (FHLBank), may be “forward-looking statements.” These statements may use forward-looking terms, such as “anticipates,” “believes,” “could,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. FHLBank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: economic and market conditions, including, but not limited to real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments, including, but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, global pandemics, conflicts or terrorist attacks or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. This presentation is not intended as a full business or financial review and should be viewed in the context of all other information, including, but not limited to, additional risk factors, made available by FHLBank in its filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason. Information on FHLBank’s website found at www.fhlb-pgh.com/Coronavirus-Updates is not part of this presentation. Cautionary Statement Regarding Forward-Looking Information

State of FHLBank Reliable liquidity source focused on our members’ business Strong liquidity position to satisfy member demand Monitoring and responding to the COVID-19 impact Enhanced product offerings Modifications of our practices to ease member burden Nearly 100 percent of our staff is working remotely Information repository for our updates: www.fhlb-pgh.com/Coronavirus-Updates Strong, yet lower, financial performance; reduced dividend: 6.25 percent annualized on activity stock 3.00 percent annualized on membership stock

Financial Review

Financial Highlights – Statement of Income (in millions)

Financial Highlights – Selected Balance Sheet (in millions) (in millions)

Capital Requirements

Financial Outlook

Review of Financial Performance Drivers Performance drivers positioned during our February member conference call: Lower interest rates Member advance volume Continued paydown of high-yielding investments Sustained paydowns within Mortgage Partnership Finance® (MPF®) Program portfolio Increasing expenses “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Dividend Outlook The above reflects forward-looking information based on management’s expectations regarding economic and market conditions and FHLBank’s financial condition and operating results. Refer to Cautionary-Statement Regarding Forward-Looking Information on slide 3 of this presentation. For 2020, we anticipated maintaining similar dividend levels The combination of the sudden interest rate decline, an uncertain operating environment and lower net income has contributed to: Strong, yet lower, financial performance Lesser dividend capacity Lower Affordable Housing Program contributions and future availability 1Q payment of 6.25 percent annualized on activity stock, 3.00 percent annualized on membership stock, reflects the impact of these drivers We will continue to assess potential impact of the performance drivers throughout the year and communicate expectations Our desire is to maintain this dividend level through the October payment, subject to market conditions and FHLBank's results of operation

Business Review

Credit Product Use Highlights Substantial increase in advance volume in March 2020 $78.1 billion at quarter end, up 51 percent from Feb. 29 Two-thirds of members have used advances this year Letter of credit (LC) activity at $17.4 billion MPF Program portfolio at $5.2 billion $313 million in first quarter for MPF Program fundings Paydowns expected to remain elevated Market uncertainty around the remainder of 2020 We stand prepared to meet members' COVID-19 funding needs

Credit Product Trends Advances Letters of Credit MPF

COVID-19 Business Continuity

FHLBank System initiatives Enhanced funding options to help our members Response to Small Business Administration (SBA) Paycheck Protection Program (PPP) MPF Program enhancements Increase in Community Lending Program (CLP) funding Accelerated Home4Good disbursement for organizations addressing homelessness COVID-19 Business Continuity

Closing Remarks and Member Questions

In these challenging times, we hope for the well-being of our members, their staff, their families and the communities that they serve.

Closing Remarks Our highest priorities: The health and safety of our staff Remaining a reliable and readily available liquidity provider Assisting our members in this dynamic and challenging environment Supporting the communities that our members serve Maintaining an open dialogue with our members

Member Questions

Contact Information Member Services (8 a.m. to 5 p.m., Monday through Friday) 800-288-3400, option 2 member.services@fhlb-pgh.com Business Development Managers Jeff Acquafondata (MPF Program) jeffa@fhlb-pgh.com Fred Bañuelos (Community Investment) fred.banuelos@fhlb-pgh.com Fred Duncan fred.duncan@fhlb-pgh.com Bill McGettigan william.mcgettigan@fhlb-pgh.com Vince Moye vincent.moye@fhlb-pgh.com Tom Westerlund tom.westerlund@fhlb-pgh.com Leadership Winthrop Watson winthrop.watson@fhlb-pgh.com Dave Paulson david.paulson@fhlb-pgh.com John Bendel john.bendel@fhlb-pgh.com Mark Evanco mark.evanco@fhlb-pgh.com